UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Uroplasty, Inc.

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UROPLASTY, INC.
5420 Feltl Road
Minnetonka, Minnesota 55343

ADDITIONAL INFORMATION REGARDING PROPOSAL NO. 4 TO BE CONSIDERED
AT THE 2013 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, SEPTEMBER 12, 2013

The following information supplements the proxy statement (the “Proxy Statement”) dated August 2, 2013, furnished to shareholders of Uroplasty in connection with the solicitation of proxies by the Board of Directors for our 2013 Annual Meeting of Stockholders and any adjournment or postponement thereof. This information is in addition to the information required to be provided to our shareholders under the applicable proxy disclosure rules as set forth in the Proxy Statement.

This Supplement should be read in conjunction with our Proxy Statement dated August 2, 2013.

Supplemental Disclosure Concerning Proposal No. 4

As described in the Proxy Statement, our Board believes that the stock options and restricted stock it grants to employees and directors are an essential ingredient in the compensation packages for these individuals. Because we had limited shares of common stock available for future awards under our 2006 Amended Stock and Incentive Plan (the “2006 Plan”), our Board proposed an increase in the number of shares available under the 2006 Plan by 750,000 shares. As of the date of this Supplement, we had approximately 100,000 shares of common stock available for future grants under the 2006 plan.

Uroplasty has not requested that shareholders approve an increase in shares available for grant under an equity compensation plan since 2008. For our fiscal years ended March 31, 2011, 2012 and 2013, we granted options and restricted stock awards with respect to an average of approximately 283,000 shares per year under the 2006 Plan, or approximately1.4% of the average shares outstanding per year. We believe this is well below the rate that is typical in our industry.

As discussed in the Proxy Statement, the principal reason for our proposed increase was the grant of shares of common stock and options to purchase shares of common stock under the 2006 plan to attract our new Chief Executive Officer in July 2013.  In addition, we expected that additional grants would be required to attract a new Chief Financial Officer, and made those grants in August 2013. We believe these grants were necessary to attract these individuals as employees and are not indicative of the rate that we will grant awards under the 2006 plan in the future.

As we indicated in the Proxy Statement, the increase in the shares available under the 2006 Plan is not being proposed to accommodate grants to any particular officer and director. No equity grants were made to continuing executive officers at the end of fiscal year 2013, and there are no current plans to grant equity awards to employees as a result of increasing the pool.  As indicated in the proxy statement, we annually grant to each of our non-employee directors, upon their re-election, restricted stock that has a value of $15,000 (rounded up to the nearest 25 shares) and stock options that have a Black-Scholes value of $20,000 (rounded up to the nearest 25 shares).  The 2006 Plan currently has adequate shares available to accommodate those grants. Based upon a current market price of approximately $2.89 per share, we estimate this would require that we grant options and restricted stock to non-employee directors, in the aggregate, with respect to approximately 77,000 shares at the 2013 annual meeting.

Our proposed increase in shares available under the 2006 Plan, the only plan under which we currently grant equity-based incentives, represents approximately 3.5% of the shares of common stock we have outstanding, and together with the approximately 3 million shares of common stock currently subject to options and restricted stock, or available for future grant, would represent approximately 18% of our total shares outstanding.

Our Compensation Committee considered these amounts and the limited shares we have available in formulating its proposal to increase the shares available under the 2006 Plan. Because the decision to amend the 2006 Plan was made after the engagement of our compensation consultant had been completed, the Compensation Committee did not obtain the advice of its compensation consultant regarding the increase.

The historical grant rate and the potential dilution described above may not be indicative of what the actual amounts are in the future. The 2006 Plan does not contemplate the amount or timing of specific equity awards (other than annual awards to non-employee directors which are made in connection with each annual meeting).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

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